Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

New Credit Facility for Global Refinancing Marks a Key Milestone Towards Implementation of Genco’s Comprehensive Value Strategy

Genco Agrees to Acquire Three Modern, Fuel Efficient Ultramax Vessels

Reports Highest Quarterly Earnings Per Share Since 2010

New York, New York, August 4, 2021 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and six months ended June 30, 2021.

The following financial review discusses the results for the three months and six months ended June 30, 2021 and June 30, 2020.

Second Quarter 2021 and Year-to-Date Highlights

•	As part of Genco’s comprehensive value strategy announced in April 2021, we have taken the following steps in the year-to-date:
o
Entered into an agreement for a new $450 million credit facility (the “$450 Million Credit Facility”) to refinance our existing $495 Million Credit Facility and $133 Million Credit Facility, which provides additional flexibility for capital allocation, lowers our cash flow breakeven rate, and improves key terms

o	New facility consists of a $150 million term loan and a revolving line of up to $300 million that can be used for acquisitions and general corporate purposes
o	Agreed to acquire an additional three modern, fuel efficient Ultramax vessels in July 2021, bringing our total to six Ultramaxes we have agreed to acquire since April 2021
o	Repaid $82.2 million of debt during the first half of 2021, or 18% of the beginning year debt balance
◾
Expect to close the refinancing of our credit facilities by the end of August and continue to pay down debt under the new facility's revolver through the end of the year, advancing towards our goal of 20% net LTV by year end

o	Fixed three Ultramax vessels on period time charters for approximately two years each at rates between $23,375 and $25,500 per day

•	Genco increased its regular quarterly cash dividend to $0.10 per share for the second quarter of 2021
o	Payable on or about August 25, 2021 to all shareholders of record as of August 17, 2021
o	We have now declared cumulative dividends totaling $0.905 per share over the last eight quarters
o	Genco is targeting Q4 2021 results for its anticipated first dividend under its new corporate strategy, which would be payable in Q1 2022
•	We recorded net income of $32.0 million for the second quarter of 2021
o	Basic and diluted earnings per share of $0.76 and $0.75, respectively
o	Represents our highest quarterly earnings per share result since 2010
•	Voyage revenues totaled $121.0 million and net revenue[1] (voyage revenues minus voyage expenses and charter hire expenses) totaled $76.0 million during Q2 2021
o	Our average daily fleet-wide time charter equivalent, or TCE[1], for Q2 2021 was $21,137, marking our highest quarterly TCE since Q4 2010
o	We estimate our TCE to date for Q3 2021 to be $27,599 for 71% owned fleet available days, based on current fixtures
•	Recorded adjusted EBITDA of $50.2 million during Q2 2021[1]
o	During the first half of 2021, adjusted EBITDA totaled $70.9 million nearly identical to our full year 2020 adjusted EBITDA of $71.8 million
•	Maintained a strong financial position with $161.2 million of cash, including $44.9 million of restricted cash, as of June 30, 2021
•
During the third quarter, we plan to establish a new joint venture, GS Shipmanagement Pte. Ltd., with The Synergy Group (“Synergy”) for the technical management of our fleet, which aims to unlock further value for shareholders through its differentiated approach to ship management

•	Entered into an initial framework to jointly study the feasibility of ammonia as an alternative marine fuel alongside various participants across the maritime value chain
•	Ranked #1 out of 52 other public shipping companies in the Webber Research 2021 ESG scorecard
•	We have agreed to sell our oldest vessel, the Genco Provence (2004-built Supramax) which we expect to deliver to the buyer by October 2021

John C. Wobensmith, Chief Executive Officer, commented, “The second quarter of 2021 was a transformative period for Genco, highlighted by the execution of several key initiatives under our comprehensive value strategy, focused on dividends, deleveraging and growth. We are pleased with the significant progress we are making working towards paying the first dividend under this strategy, while continuing to pay dividends to shareholders under our current policy.”

Mr. Wobensmith continued, “The foundation of our value strategy, which was announced in April, is our strong balance sheet and capital structure. Our recently agreed upon global credit facility refinancing further enhances Genco’s capital structure, providing additional flexibility, reducing our cash flow breakeven rates to industry lows, and supporting sustainability of quarterly dividends through diverse market environments. Additionally, we continued to opportunistically expand our fleet at a unique point in the cycle, seeking to capture the disconnect between decade high freight rates and asset values that have yet to catch up, which has resulted in compelling return on capital opportunities. In terms of our operating performance, our second quarter results represent our highest EPS and TCE since 2010, while our current fixtures for the third quarter to date point to further improvements. Looking ahead, the near-term market dynamics are highly supportive, and we continue to believe that the constrained overall supply picture for the next several years will provide a low baseline for demand growth to have to exceed in order to move freight rates higher.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Credit Facility Refinancing

On August 3, 2021, as a key step of our comprehensive value strategy, we entered into the $450 Million Credit Facility, which consists of a 5-year term loan portion together with a sizeable revolver that can be used for growth. We intend to use the $450 Million Credit Facility for a global refinancing of our previous two credit facilities. This new debt structure will provide improved capital allocation flexibility and significantly reduce our cash flow breakeven rate, which, combined with the strength of our balance sheet provides a solid foundation for the implementation of our value strategy. The $450 Million Credit Facility provides for a revolving line of up to $300 million which can be used for acquisitions and general corporate purposes. Based on current market conditions and management’s estimates, we are targeting debt outstanding at December 31, 2021 to be approximately $250 million following targeted voluntary debt paydowns totaling approximately $117 million in the second half of this year.2 Importantly, if we make these targeted paydowns, we will have no mandatory debt amortization payments until December 2025, or later if we make additional voluntary paydowns. Regardless of this favorable mandatory amortization schedule, we plan to continue to voluntarily pay down our debt with the medium term objective of reducing our net debt to zero.

Key terms of the $450 Million Credit Facility are as follows:
•	Competitive pricing of LIBOR+ 2.15% to LIBOR+ 2.75% basis a net debt to EBITDA measurement which may be further decreased or increased based on our performance regarding emissions targets
•	Quarterly revolver commitment reductions of $11.7 million per quarter followed by a balloon of $215.6 million
•
Favorable covenant package including a minimum liquidity covenant requiring our unrestricted cash and cash equivalents to be the greater of $500,000 per vessel or 5% of total indebtedness, while unused revolver commitments can be used against this measurement

2 Target paydown is based on management’s estimate of expenses and capital expenditures through the end of the year and net revenues based on current fixtures to date, rates under the current forward freight agreement (FFA) curve less 10% and adjusted for the size and specifications of the vessels in our fleet, including vessels under contract from their expected delivery dates, as well as assumed premiums for our scrubber-fitted vessels. We have applied sensitivity to the current FFA curve in using it as an illustrative assumed rate as more conservative than using the unmodified rate.  This is not a prediction of rates. Actual rates will vary.

•
Other customary financial covenants, including a minimum collateral maintenance covenant at 140%, a minimum working capital covenant of not less than zero, and a debt to capitalization covenant of no more than 70%

•
Vessel replacement feature whereby collateral vessels can be sold or disposed of without prepayment of the loan if a replacement vessel or vessels meeting certain requirements are included as collateral within 360 days of such sale or disposition

•	No restrictions on dividends other than customary event of default and pro forma financial covenant compliance provisions

Importantly, five of our vessels to be acquired will remain unencumbered and not pledged as collateral for this new facility. This will provide Genco with further flexibility and optionality on a go-forward basis.

As of June 30, 2021, Genco had $367.0 million of debt outstanding, gross of unamortized deferred financing costs. During the first half of 2021, Genco paid down a total of $82.2 million of debt including a prepayment of its scrubber and revolving credit facilities. In July 2021, we paid down an additional $9.4 million of debt. Borrowings under the new credit facility are subject to customary closing conditions.

Comprehensive Value Strategy Update

Genco’s comprehensive value strategy is centered on low financial leverage, paying quarterly cash dividends to shareholders based on cash flows after debt service less a reserve, and growth of the Company’s asset base. We believe this strategy will be a key differentiator for the Company and drive shareholder value over the long-term.

Drawing on one of the strongest balance sheets in the industry, Genco has utilized a phased in approach to further reduce its debt and refinance its current credit facilities in order to lower its cash flow breakeven levels and position the Company to pay a sizeable quarterly dividend across diverse market environments. We maintain significant flexibility to grow the fleet through accretive vessel acquisitions. Genco is targeting Q4 2021 results for its anticipated first dividend under its new corporate strategy, which would be payable in Q1 2022.

In implementing this strategy, the Company has taken the following measures to date:

•	Deleveraging: paid down $82.2 million of debt during the first six months of 2021, or approximately 18% of our outstanding debt
•	Refinancing: entered into a new global credit facility to increase flexibility, improve key terms and lower cash flow breakeven rates
•	Growth: agreed to acquire six modern, fuel efficient Ultramaxes since April 2021
•	Securing revenue: opportunistically fixed various period time charterers to secure cash flows and de-risk recent acquisitions

Vessel	Type	Rate	Duration	Min Expiration
Genco Liberty	Capesize	$31,000	10-13 months	Feb-22
Baltic Bear	Capesize	$32,000	10-14 months	Mar-22
Genco Vigilant	Ultramax	$17,750	11-13 months	Sep-22
Genco Freedom	Ultramax	$23,375	20-23 months	Mar-23
Baltic Hornet	Ultramax	$24,000	20-23 months	Apr-23
Baltic Wasp	Ultramax	$25,500	23-25 months	Jun-23

For the second quarter of 2021, Genco declared a cash dividend of $0.10 per share. This represents an increase of $0.05 per share compared to the previous quarter. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facilities) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Technical Management Joint Venture

During the third quarter, we plan to establish a new joint venture, GS Shipmanagement Pte. Ltd., owned 50% by Genco and 50% by The Synergy Group to be the new technical manager of our fleet. We expect the creation of this newly formed joint venture will accomplish the following:

•	Increase visibility and control over vessel operations
•	Increase fleet-wide fuel efficiency to lower our carbon footprint through an advanced data platform
•	Unlock potential vessel operating expense savings
•	Provide a unique and differentiated service to the management of our vessels

Genco currently has eight vessels under the technical management of Synergy, all of which will be transferred to the joint venture in the near term. For the balance of the fleet, notice of withdrawal has been provided to our two other existing ship managers Anglo-Eastern and Wallem Shipmanagement, and we plan to transition technical management of all of our vessels to the joint venture during the next three to five months. Synergy, headquartered in Singapore, provides technical management services to over 375 vessels of all vessel types including drybulk vessels, tankers, LNG vessels, container ships and car carriers with offices in 12 countries and ship routes all over the globe. Synergy’s vast experience across different sectors of shipping, reputation for excellence in all areas of ship management, and focus on innovation as well as sustainability provide strong building blocks for a mutually beneficial partnership.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, we utilize a portfolio approach towards revenue generation through a combination of short-term, spot market employment as well as opportunistically booking longer term coverage. Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside experienced in major bulk rates together with the continued improvement and relative stability of minor bulk rates.

Based on current fixtures to date, we estimate the following to be our TCE to date for the third quarter of 2021 on a load-to-discharge basis. Actual rates for the third quarter will vary based upon future fixtures. We have approximately ten Capesize vessels coming open in the coming weeks during this strong market, of which we plan to ballast select vessels to the Atlantic basin.

•	Capesize: $31,304 for 66% of the owned available Q3 2021 days
•	Ultramax and Supramax: $25,273 for 75% of the owned available Q3 2021 days
•	Fleet average: $27,599 for 71% of the owned available Q3 2021 days

Our second quarter of 2021 TCE results by class are listed below.

•	Capesize: $23,760
•	Ultramax and Supramax: $19,215
•	Fleet average: $21,137

Our second quarter TCE represents a 73% increase relative to Q1 2021. Furthermore, our estimated Q3 TCE based on current fixtures is 31% higher than Q2, highlighting our opportunistic and mostly spot oriented approach to fixture activity to capture a rising market. During the second and third quarters, we have selectively booked period time charter coverage for approximately one to two years on two Capesizes and four Ultramax vessels. We view these fixtures as part of our portfolio approach to fixture activity and prudent to take advantage of in the current firm freight rate environment. Specifically, the three Ultramax time charters for two years each were booked to de-risk the purchase of the three Ultramax vessels we agreed to purchase in July 2021 and are expected to result in an unlevered cash-on-cash return of approximately 50% over the two year period.

Fleet Update

Since April 2021, the Company has entered agreements to purchase six modern, fuel efficient Ultramax vessels including our most recent acquisition of three vessels agreed upon in July 2021. We expect to take delivery of these vessels between August 2021 and January 2022. Since December 2020, we have grown our core Ultramax fleet by nine vessels to a total of 15 vessels as we continue to modernize and expand our fleet at an attractive point in the drybulk cycle. A summary of our Ultramax acquisitions since Q2 2021 is below:

Vessel	DWT	Yard Built	Year Built	Expected delivery	T/C Rate	Min Expiration	Max Expiration
Genco Enterprise	63,997	Yangfan	2016	Aug-21
Genco Madeleine	63,166	Dayang	2014	Aug-21	$11,200	Aug-21	Oct-21
Genco Constellation	63,310	Chengxi	2017	Aug-21	$12,500	Aug-21	Oct-21
Genco Mayflower	63,371	Chengxi	2017	Aug-21	$11,500	Sep-21	Nov-21
Genco Mary	61,000	DACKS	2022	Jan-22
Genco Laddey	61,000	DACKS	2022	Jan-22

During the second quarter of 2021, we paid $21.6 million in advances for certain agreed upon vessels. For the third quarter of 2021, we anticipate paying $87.2 million to complete the acquisition of four vessels. Furthermore, in the first quarter of 2022, we expect to pay the remaining $40.8 million to acquire the two DACKS vessels above.

Regarding vessel divestitures, in July 2021 we delivered the Genco Lorraine, a 2009-built 53,000 dwt Supramax, to the new owner. We have also agreed to sell the Genco Provence, the oldest vessel in our fleet, for gross proceeds of $13.25 million. With this sale, we will also avoid drydocking capex scheduled for 2022 of approximately $0.8 million. We expect delivery to occur in the fourth quarter of 2021.

Financial Review: 2021 Second Quarter

The Company recorded net income for the second quarter of 2021 of $32.0 million, or $0.76 and $0.75 basic and diluted earnings per share, respectively. Comparatively, for the three months ended June 30, 2020, the Company recorded a net loss of $18.2 million, or $0.43 basic and diluted net loss per share. Net income for the three months ended June 30, 2021, includes a loss on sale of vessels of $0.02 million.

The Company’s revenues increased to $121.0 million for the three months ended June 30, 2021, as compared to $74.2 million recorded for the three months ended June 30, 2020, primarily due higher rates achieved by both our major and minor bulk vessels, as well as our third party time chartered-in vessels, which was partially offset by the operation of fewer vessels in our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $21,137 per day for the three months ended June 30, 2021 as compared to $6,693 per day for the three months ended June 30, 2020. During the second quarter of 2021, drybulk freight rates reached multi-year highs led by increased global economic activity, recovering steel production and augmented demand for drybulk commodities in China as well as the rest of the world. These demand catalysts have been met by limited net fleet growth due to the historically low orderbook as a percentage of the fleet.

Voyage expenses were $36.7 million for the three months ended June 30, 2021 compared to $41.7 million during the prior year period. This decrease was primarily attributable to the operation of fewer vessels in our fleet, partially offset by an increase in bunker consumption. Vessel operating expenses decreased to $18.8 million for the three months ended June 30, 2021 from $21.1 million for the three months ended June 30, 2020, primarily due to fewer owned vessels during the second quarter of 2021 as compared to the second quarter of 2020, partially offset by COVID-19 related expenditures and higher crew related and spare expenses. General and administrative expenses increased to $5.9 million for the second quarter of 2021 compared to $5.5 million for the second quarter of 2020, primarily due to higher legal and professional fees. Depreciation and amortization expenses decreased to $13.8 million for the three months ended June 30, 2021 from $15.9 million for the three months ended June 30, 2020, primarily due to a decrease in depreciation for vessels that were sold during the second half of 2020 and the first half of 2021, as well as a decrease in depreciation for certain vessels in our fleet that were impaired during 2020.  These decreases were partially offset by an increase in depreciation expense for the three vessels acquired during Q4 2020 and Q1 2021.

Daily vessel operating expenses, or DVOE, amounted to $5,151 per vessel per day for the second quarter of 2021 compared to $4,366 per vessel per day for the second quarter of 2020. This increase is primarily attributable to COVID-19 related expenditures and higher crew related expenses, as well as higher spares and stores related expenditures. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for 2021 is $5,000 per vessel per day on a fleet-wide basis reflecting the larger weighting of our fleet towards Capesize vessels following the sales of smaller Supramax and Handysize vessels as well as an anticipated increase in COVID-19 related expenses. The potential impacts of COVID-19 are beyond our control and are difficult to predict due to uncertainties surrounding the pandemic.

Apostolos Zafolias, Chief Financial Officer, commented, “We are pleased to have entered into a new credit agreement for the global refinancing of our previous credit facilities on favorable terms and appreciate the strong support of our leading bank group. By further strengthening our capital structure, we expect to significantly increase our flexibility for both paying sizeable dividends to shareholders and opportunistically growing our fleet through accretive vessel acquisitions, consistent with our track record. Moreover, we expect our new credit facility to markedly reduce our cash flow breakeven rate, which will further strengthen our industry leading balance sheet. Going forward, we will remain focused on ensuring the strength of our balance sheet through continuing to pay down debt with a medium-term objective of reducing our net debt to zero.”

Financial Review: Six Months 2021

The Company recorded net income of $34.0 million or $0.81 and $0.80 basic and diluted net earnings per share for the six months ended June 30, 2021, respectively. This compares to a net loss of $138.6 million or $3.31 basic and diluted net loss per share for the six months ended June 30, 2020. Net income for the six months ended June 30, 2021 includes a $0.7 million loss on sale of vessels. Net loss for the six months ended June 30, 2020 includes $112.8 million in non-cash vessel impairment charges and a $0.5 million loss on sale of vessels.  Revenues increased to $208.6 million for the six months ended June 30, 2021 compared to $172.5 million for the six months ended June 30, 2020, primarily due to higher rates achieved by our fleet as well as our third party time chartered-on vessels, which was partially offset by the operation of fewer vessels in our fleet. Voyage expenses decreased to $71.8 million for the six months ended June 30, 2021 from $90.1 million for the same period in 2020. TCE rates obtained by the Company increased to $16,508 per day for the six months ended June 30, 2021 from $8,251 per day for the six months ended June 30, 2020. Total operating expenses for the six months ended June 30, 2021 and 2020 were $166.0 million and $299.1 million, respectively. Total operating expenses include a loss on sale of vessels of $0.7 million for the six months ending June 30, 2021. For the six months ended June 30, 2020, total operating expenses include $112.8 million in non-cash vessel impairment charges, as well as a loss on sale of vessels of $0.5 million for the six months ending June 30, 2020. General and administrative expenses for the six months ended June 30, 2021 increased to $12.0 million as compared to the $11.2 million in the same period of 2020, due to higher legal and professional fees. DVOE was $5,015 for the year-to-date period in 2021 versus $4,390 in 2020. The increase in daily vessel operating expense was predominantly due to COVID-19 related expenditures and higher crew related expenses, as well higher spares related expenditures. Due to COVID-19 restrictions last year, we were unable to perform our regularly scheduled crew changes, resulting in an abnormally low DVOE for the first half of 2020. EBITDA for the six months ended June 30, 2021 amounted to $70.1 million compared to $(93.5) million during the prior period. During the six months of 2021 and 2020, EBITDA included non-cash impairment charges and gains and losses on sale of vessels as mentioned above. Excluding these items, our adjusted EBITDA would have amounted to $70.9 million and $19.8 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2021 was $62.6 million as compared to net cash used in operating activities of $9.0 million for the six months ended June 30, 2020. This increase in cash provided by operating activities was primarily due to higher rates achieved by our major and minor bulk vessels, changes in working capital, as well as a decrease in drydocking related expenditures and interest expense.

Net cash provided by investing activities for the six months ended June 30, 2021 was $4.2 million as compared to net cash used in investing activities of $0.6 million for the six months ended June 30, 2020.  This fluctuation was primarily due to an increase in net proceeds from the sale of vessels during the first half of 2021 as compared to the first half of 2020, as well as a decrease in scrubber related expenditures.  These fluctuations were partially offset by an increase in deposits made on three Ultramax vessels that we entered into agreements to purchase during the second quarter of 2021.

Net cash used in financing activities during the six months ended June 30, 2021 and 2020 was $85.2 million and $9.8 million, respectively.  The increase was primarily due to an increase in repayments of $45.6 million under the $495 Million Credit Facility and the $133 Million Credit Facility.  During the first half of 2021, we made a $21.2 million repayment of the revolver under the $133 Million Credit Facility, and we made a $20.0 million repayment of the scrubber tranche under the $495 Million Credit Facility. Additionally, this increase in net cash used in financing activities was due to the $24.0 million drawdown and $11.3 million drawdown on the $133 Million Credit Facility and the $495 Million Credit Facility, respectively, during the first half of 2020.  These increases were partially offset by a $5.1 million decrease in the payment of dividends during the first half of 2021 as compared to the first half of 2020.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of August 4, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, nine Ultramax and 13 Supramax vessels with an aggregate capacity of approximately 4,314,000 dwt and an average age of 10.6 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.  We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2021 and 2022 to be:

	Q3 2021	Q4 2021	2022
Estimated Drydock Costs (1)	$1.5 million	$5.0 million	$8.0 million
Estimated BWTS Costs (2)	$0.2 million	$2.4 million	$4.0 million
Estimated Fuel Efficiency Upgrade Costs (3)	$0.2 million	$4.6 million	$4.7 million
Estimated Offhire Days (4)	40	110	210

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Estimated drydocking costs for 2022 exclude the $0.8 million in relation to the agreed upon sale of the Genco Provence.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q3 2021 consists of 20 days for Ultramaxes and 20 days for Supramaxes. Estimated offhire days for 2022 exclude days related to the Genco Provence due to the vessel’s agreed upon sale.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$121,008	$74,206	$208,599	$172,542
Total revenues	121,008	74,206	208,599	172,542

Operating expenses:
Voyage expenses	36,702	41,695	71,775	90,063
Vessel operating expenses	18,789	21,058	37,834	42,871
Charter hire expenses	8,325	1,432	13,761	4,507
General and administrative expenses (inclusive of nonvested stock amortization	5,854	5,471	11,957	11,238
expense of $0.6 million, $0.5 million, $1.1 million and $1.0 million , respectively)
Technical management fees	1,305	1,724	2,769	3,578
Depreciation and amortization	13,769	15,930	27,209	33,504
Impairment of vessel assets	-	-	-	112,814
Loss on sale of vessels	15	-	735	486
Total operating expenses	84,759	87,310	166,040	299,061

Operating income (loss)	36,249	(13,104)	42,559	(126,519)

Other income (expense):
Other income (expense)	210	120	356	(464)
Interest income	48	253	119	847
Interest expense	(4,470)	(5,473)	(9,012)	(12,418)
Other expense, net	(4,212)	(5,100)	(8,537)	(12,035)

Net income (loss)	$32,037	$(18,204)	$34,022	$(138,554)

Net earnings (loss) per share - basic	$0.76	$(0.43)	$0.81	$(3.31)

Net earnings (loss) per share - diluted	$0.75	$(0.43)	$0.80	$(3.31)

Weighted average common shares outstanding - basic	42,071,019	41,900,901	42,022,669	41,883,629

Weighted average common shares outstanding - diluted	42,612,132	41,900,901	42,445,184	41,883,629

	June 30, 2021	December 31, 2020
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$116,280	$143,872
Restricted cash	44,606	35,492
Due from charterers, net	13,912	12,991
Prepaid expenses and other current assets	11,057	10,856
Inventories	26,441	21,583
Vessels held for sale	7,798	22,408
Total current assets	220,094	247,202

Noncurrent assets:
Vessels, net of accumulated depreciation of $228,014 and $204,201, respectively	913,829	919,114
Deposits on vessels	21,638	-
Vessels held for exchange	-	38,214
Deferred drydock, net	13,956	14,689
Fixed assets, net	5,877	6,393
Operating lease right-of-use assets	6,192	6,882
Restricted cash	315	315
Fair value of derivative instruments	564	-
Total noncurrent assets	962,371	985,607

Total assets	$1,182,465	$1,232,809

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$27,256	$22,793
Current portion of long-term debt	55,920	80,642
Deferred revenue	9,375	8,421
Current operating lease liabilities	1,811	1,765
Total current liabilities	94,362	113,621

Noncurrent liabilities
Long-term operating lease liabilities	7,144	8,061
Contract liability	-	7,200
Long-term debt, net of deferred financing costs of $7,418 and $9,653, respectively	303,687	358,933
Total noncurrent liabilities	310,831	374,194

Total liabilities	405,193	487,815

Commitments and contingencies

Equity:
Common stock	419	418
Additional paid-in capital	1,711,523	1,713,406
Accumulated other comprehensive income	138	-
Accumulated deficit	(934,808)	(968,830)
Total equity	777,272	744,994
Total liabilities and equity	$1,182,465	$1,232,809

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$34,022	$(138,554)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	27,209	33,504
Amortization of deferred financing costs	2,235	1,909
Right-of-use asset amortization	690	676
Amortization of nonvested stock compensation expense	1,073	957
Impairment of vessel assets	-	112,814
Loss on sale of vessels	735	486
Amortization of premium on derivative	111	-
Interest rate cap premium payment	(240)	-
Insurance proceeds for protection and indemnity claims	101	278
Insurance proceeds for loss of hire claims	-	78
Change in assets and liabilities:
(Increase) decrease in due from charterers	(921)	331
(Increase) decrease in prepaid expenses and other current assets	(894)	504
(Increase) decrease in inventories	(4,858)	4,174
Increase (decrease) in accounts payable and accrued expenses	5,028	(17,454)
Increase (decrease) in deferred revenue	954	(2,259)
Decrease in operating lease liabilities	(871)	(828)
Deferred drydock costs incurred	(1,822)	(5,593)
Net cash provided by (used in) operating activities	62,552	(8,977)

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(24,678)	(2,275)
Purchase of scrubbers (capitalized in Vessels)	(126)	(10,839)
Purchase of other fixed assets	(431)	(2,716)
Net proceeds from sale of vessels	29,096	14,726
Insurance proceeds for hull and machinery claims	295	484
Net cash provided by (used in) investing activities	4,156	(620)

Cash flows from financing activities
Proceeds from the $133 Million Credit Facility	-	24,000
Repayments on the $133 Million Credit Facility	(24,320)	(3,280)
Proceeds from the $495 Million Credit Facility	-	11,250
Repayments on the $495 Million Credit Facility	(57,883)	(33,321)
Cash dividends paid	(2,983)	(8,126)
Payment of deferred financing costs	-	(283)
Net cash used in financing activities	(85,186)	(9,760)

Net decrease in cash, cash equivalents and restricted cash	(18,478)	(19,357)

Cash, cash equivalents and restricted cash at beginning of period	179,679	162,249
Cash, cash equivalents and restricted cash at end of period	$161,201	$142,892

Three Months Ended June 30, 2021
Adjusted Net Income Reconciliation	(unaudited)
Net income	$32,037
+ Loss on sale of vessels	15
Adjusted net income	$32,052

Adjusted net earnings per share - basic	$0.76
Adjusted net earnings per share - diluted	$0.75

Weighted average common shares outstanding - basic	42,071,019
Weighted average common shares outstanding - diluted	42,612,132

Weighted average common shares outstanding - basic as per financial statements	42,071,019
Dilutive effect of stock options	340,072
Dilutive effect of restricted stock units	201,041
Weighted average common shares outstanding - diluted as adjusted	42,612,132

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net income (loss)	$32,037	$(18,204)	$34,022	$(138,554)
+ Net interest expense	4,422	5,220	8,893	11,571
+ Depreciation and amortization	13,769	15,930	27,209	33,504
EBITDA(1)	$50,228	$2,946	$70,124	$(93,479)

+ Impairment of vessel assets	-	-	-	112,814
+ Loss on sale of vessels	15	-	735	486
Adjusted EBITDA	$50,243	$2,946	$70,859	$19,821

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	40	53	40	53
Average number of vessels (2)	40.1	53.0	41.7	53.7
Total ownership days for fleet (3)	3,647	4,823	7,544	9,765
Total chartered-in days (4)	446	248	787	671
Total available days for fleet (5)	4,041	4,892	8,242	10,121
Total available days for owned fleet (6)	3,595	4,643	7,455	9,450
Total operating days for fleet (7)	3,998	4,827	8,120	9,951
Fleet utilization (8)	98.3%	97.8%	98.1%	97.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$21,137	$6,693	$16,508	$8,251
Daily vessel operating expenses per vessel (10)	5,151	4,366	5,015	4,390

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,547.0	1,547.0	3,077.0	3,094.0
Panamax	-	-	-	64.8
Ultramax	819.0	546.0	1,550.8	1,092.0
Supramax	1,281.5	1,820.0	2,689.2	3,640.0
Handymax	-	-	-	-
Handysize	-	910.0	227.5	1,874.7
Total	3,647.5	4,823.0	7,544.5	9,765.5

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	-	-
Ultramax	111.7	114.2	344.2	292.5
Supramax	334.2	98.7	442.5	302.8
Handymax	-	-	-	14.5
Handysize	-	35.6	-	60.7
Total	445.9	248.5	786.7	670.6

Available days (owned & chartered-in fleet)
Capesize	1,514.4	1,530.1	3,020.0	3,058.4
Panamax	-	-	-	64.4
Ultramax	930.7	637.2	1,886.4	1,305.6
Supramax	1,595.6	1,782.0	3,107.7	3,753.0
Handymax	-	-	-	14.5
Handysize	-	942.5	227.5	1,924.6
Total	4,040.7	4,891.8	8,241.6	10,120.5

Available days (owned fleet)
Capesize	1,514.4	1,530.1	3,020.0	3,058.4
Panamax	-	-	-	64.4
Ultramax	819.0	523.0	1,542.2	1,013.1
Supramax	1,261.4	1,683.3	2,665.2	3,450.2
Handymax	-	-	-	-
Handysize	-	906.9	227.5	1,863.9
Total	3,594.8	4,643.3	7,454.9	9,450.0

Operating days
Capesize	1,505.6	1,529.6	3,004.8	3,057.8
Panamax	-	-	-	60.1
Ultramax	923.3	635.6	1,874.0	1,303.3
Supramax	1,568.6	1,765.2	3,050.3	3,707.8
Handymax	-	-	-	14.5
Handysize	-	896.7	191.3	1,807.1
Total	3,997.5	4,827.1	8,120.4	9,950.6

Fleet utilization
Capesize	99.1%	98.9%	99.3%	99.4%
Panamax	-	-	-	92.7%
Ultramax	99.2%	99.7%	98.9%	99.8%
Supramax	97.1%	97.7%	97.4%	98.1%
Handymax	-	-	-	100.0%
Handysize	-	94.8%	84.1%	93.4%
Fleet average	98.3%	97.8%	98.1%	97.8%

Average Daily Results:
Time Charter Equivalent
Capesize	$23,760	$9,466	$18,692	$13,062
Panamax	-	-	-	5,256
Ultramax	19,524	7,848	15,331	7,973
Supramax	19,027	5,301	15,480	5,911
Handymax	-	-	-	-
Handysize	-	3,952	8,008	4,867
Fleet average	21,137	6,693	16,508	8,251

Daily vessel operating expenses
Capesize	$5,461	$5,049	$5,335	$4,968
Panamax	-	-	-	3,338
Ultramax	4,684	3,829	4,820	4,233
Supramax	4,966	4,190	4,714	4,200
Handymax	-	-	-	-
Handysize	-	3,864	5,541	3,874
Fleet average	5,151	4,366	5,015	4,390

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the third quarter of 2021 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the third quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$121,008	$74,206	$208,599	$172,542
Voyage expenses (in thousands)	36,702	41,695	71,775	90,063
Charter hire expenses (in thousands)	8,325	1,432	13,761	4,507
	75,981	31,079	123,063	77,972

Total available days for owned fleet	3,595	4,643	7,455	9,450
Total TCE rate	$21,137	$6,693	$16,508	$8,251

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. As of August 4, 2021, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, nine Ultramax and 13 Supramax vessels with an aggregate capacity of approximately 4,314,000 dwt and an average age of 10.6 years.

The following table reflects Genco’s fleet list as of August 4, 2021:

Vessel		DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Baltic Hornet	63,574	2014
2	Genco Freedom	63,498	2015
3	Genco Vigilant	63,498	2015
4	Baltic Mantis	63,470	2015
5	Baltic Scorpion	63,462	2015
6	Genco Magic	63,446	2014
7	Baltic Wasp	63,389	2015
8	Genco Weatherly	61,556	2014
9	Genco Columbia	60,294	2016
Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, August 5, 2021 at 8:30 a.m. Eastern Time to discuss its 2021 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (323) 289-6581 or (800) 430-8332 and enter passcode 8885406. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 8885406. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to realize the economic benefits or recover the cost of the scrubbers we have installed.; (xix) our financial results for the year ending December 31, 2021 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) our ability to fulfill conditions for borrowings under the $450 Million Credit Facility in order to refinance our $495 Million Credit Facility and our $133 Million Credit Facility; (xxiii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; (xxiv) completion of definitive documentation for the technical management joint venture we plan to enter into; and (xxv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550